Exhibit 99.1

MediciNova Appoints Yutaka Kobayashi to its Board of Directors

SAN DIEGO, Oct 16, 2013 (GLOBE NEWSWIRE) — MediciNova, Inc., a biopharmaceutical company that is publicly traded on the NASDAQ Global Market (Nasdaq:MNOV) and the Jasdaq Market of the Tokyo Stock Exchange (Code Number: 4875), today announced the appointment of Mr. Yutaka Kobayashi to its Board of Directors.

“We are extremely pleased and fortunate to add an individual with such strong international and entrepreneurial experience to our Board of Directors,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “We believe Mr. Kobayashi will be a great asset to the company and its stockholders.”

Mr. Kobayashi complements the MediciNova Board with more than 20 years of experience in business. In addition, he was elected a member of Upper House in Japan in 2001 and 2007. He graduated from Waseda University and was a Fellow at Nitze School of Advanced International Studies at Johns Hopkins University.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet medical needs with a commercial focus on the U.S. market. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-166 (ibudilast) for neurological disorders, and MN-221 for the treatment of acute exacerbations of asthma. MN-166 is being developed in multiple indications, largely through investigator-sponsored trials and outside funding. MediciNova is engaged in strategic partnering and consortium funding discussions to support further development of both the MN-221 and MN-166 programs. For more information on MediciNova, Inc., please visit www.medicinova.com.

CONTACT:	INVESTOR CONTACT:
Geoff O’Brien
Vice President
MediciNova, Inc.
obrien@medicinova.com